UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): April 28, 2020

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of registrant as specified in charter)

Nevada	001-36492	88-0422242
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

117 S. 4th Street

Neodesha, Kansas 66757
(Address Of Principal Executive Offices) (Zip Code)

620-325-6363
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2020, AgEagle Aerial Systems Inc. (the “Company”), extended an offer of employment that was accepted by Mr. Michael Drozd to serve as the Company’s new Chief Executive Officer. Mr. Drozd will join the Company on or before June 1, 2020. The Company previously announced that Mr. Barrett Mooney would resign from his role as Chief Executive Officer effective as of May 5, 2020, but would remain with the Company as Chairman of the Board thereafter. In the event Mr. Drozd joins after May 5, 2020, Ms. Nicole Fernandez-McGovern, the Company’s Chief Financial Officer will act as Interim Chief Executive Officer until Mr. Drozd officially commences his new role..

From 2015 through 2019, Mr. Drozd served as President of Eurofins AgBio Division, a global business focused primarily on testing for the agriculture sector (seed, plant and animals) with an emphasis on using genetic analysis. From 2014 until 2015, he was Chief Operating Officer of Arbiom, a French biotechnology company where he restructured the organization, materially increasing overall efficiency and improving resource allocations through numerous measured steps and initiatives. Mr. Drozd served as President and CEO of Aseptia/Wright Foods from 2011 through 2014, a leading technology company in shelf-stable food processing and co-packaging.

Mr. Drozd will receive a base salary of $235,000 per year, which shall be subject to annual performance review by the Compensation Committee of the Board and may be revised by the Committee, in its sole discretion. Mr. Drozd is entitled to receive an annual 20% bonus, which may be a mix of cash and stock options, based upon his performance as determined by certain metrics to be established by the Board and Mr. Drozd. He will receive an initial grant of 100,000 restricted stock units under the Company’s 2017 Omnibus Equity Incentive Plan (the “Equity Plan”), which will fully vest after one year of continued employment. Mr. Drozd is eligible to receive a quarterly award of 15,000 non-qualified stock options under the Equity Plan. At the time of issuance, the stock option award agreements will set forth the vesting, exercisability and exercise price of the stock options as of the date of the grants.

Mr. Drozd does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Drozd is not a party to any transactions listed in Item 404(a) of Regulation S-K.

The foregoing is not a complete summary of the terms and conditions of Mr. Drozd’s offer letter. The offer letter is set forth as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

On May 1, 2020, the Company issued a press release announcing the appointment of Michael Drozd as Chief Executive Officer.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1	Employment Offer Letter, dated April 28, 2020
99.1	AgEagle Aerial Systems, Inc. Press Release, dated May 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Nicole Fernandez-McGovern
Name:	Nicole Fernandez-McGovern
Title:	Chief Financial Officer

Dated: May 1, 2020

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